Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2020, relating to the financial statements of EyePoint Pharmaceuticals, Inc. and its subsidiaries and the effectiveness of EyePoint Pharmaceuticals, Inc. and its subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of EyePoint Pharmaceuticals, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 15, 2021